Exhibit 10.4

PROPERTY CATASTROPHE

EXCESS OF LOSS REINSURANCE AGREEMENT

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St Petersburg, Florida

EFFECTIVE: June 1, 2008

EXPIRATION: June 1, 2009

BMS

PROPERTY CATASTROPHE EXCESS OF LOSS REINSURANCE AGREEMEMT

TABLE OF CONTENTS

ARTICLE	DESCRIPTION	PAGE

1	Business Reinsured	1
2	Cover	1
3	Term	1
4	Territory	2
5	Exclusions	3
6	Definitions	4
7	Net Retained Lines	7
8	Other Reinsurance	7
9	Premium	7
10	Reinstatement	8
11	Notice of Loss and Loss Settlements	8
12	Salvage and Subrogation	9
13	Offset	9
14	Unauthorized Reinsurance	9
15	Taxes	11
16	Currency	11
17	Delay, Omission or Error	11
18	Access to Records	12
19	Arbitration	12
20	Service of Suit	14
21	Insolvency	14
22	Third Party Rights	15
23	Severability	15
24	Confidentiality	16
25	Entire Agreement	16
26	Law and Jurisdiction	16
27	Intermediary	16
28	Mode of Execution	17

Attachments:

Schedule A – First Property Catastrophe Excess of Loss Reinsurance

Schedule B – Second Property Catastrophe Excess of Loss Reinsurance

Schedule C – Third Property Catastrophe Excess of Loss Reinsurance

Schedule D – Fourth Property Catastrophe Excess of Loss Reinsurance

Nuclear Incident Exclusion Clause - Physical Damage - Reinsurance - USA

Terrorism Exclusion Clause

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PROPERTY CATASTROPHE

EXCESS OF LOSS REINSURANCE AGREEMENT

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St Petersburg, Florida

(hereinafter referred to as the “Company”)

by

the Subscribing Reinsurers executing the

attached Interests and Liabilities Contract

(hereinafter referred to as the “Reinsurer”)

ARTICLE 1

BUSINESS REINSURED

This Agreement is to indemnify the Company in respect of its net excess liability as a result of any loss or losses which may occur during the term of this Agreement under any policies, contracts and binders of insurance or reinsurance (hereinafter called “policies”) in force at the effective date hereof or issued or renewed on or after that date, covering business classified by the Company as property and written in the State of Florida, Such business shall include but not be limited to Homeowners, Condominium owners, and business written under the Company’s Garage Program.

ARTICLE 2

COVER

The Reinsurer will be liable in respect of each and every Loss Occurrence, for the Ultimate Net Loss over and above an initial Ultimate Net Loss for that excess layer as shown in the Schedules attached hereto, each and every Loss Occurrence, subject to a limit shown as for that excess layer as shown in the Schedules attached hereto, each and every Loss Occurrence.

Recoveries made by the Company under the Florida Hurricane Catastrophe Fund (“FHCF”) and Temporary Increased Coverage Limit (“TICL”) shall be deemed to inure to the benefit of this Agreement, whether collectible or not.

ARTICLE 3

TERM

This Agreement shall become effective at 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2008, with respect to losses arising out of loss occurrences commencing at or after that time and date, and shall remain in full force and effect

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until 12:01 a.m. Local Standard Time at the location where the loss occurrence commences, June 1, 2009.

The Company may terminate or reduce a Subscribing Reinsurer’s percentage share in this Agreement at any time by giving prior written notice to the Subscribing Reinsurer by certified mail in the event of any of the following:

1)	The Subscribing Reinsurer’s policyholders’ surplus falls by 20% or more; or

2)	A State Insurance Department or other legal authority orders the Subscribing Reinsurer to cease writing business; or

3)

The Subscribing Reinsurer has become insolvent or has been placed into liquidation or receivership (whether voluntary or involuntary), or there has been instituted against it- proceedings for the appointment of a receiver, liquidator, rehabilitated, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or control of its operation; or

4)	The Subscribing Reinsurer has become merged with, acquired or controlled by any company, corporation, or individual(s) not controlling the Subscribing Reinsurer’s operations previously; or

5)	The Subscribing Reinsurer ceases assuming new and renewal property treaty reinsurance business; or

6)	The Subscribing Reinsurer’s A.M. Best’s or Standard and Poor’s rating is downgraded below A-.

In the event the Company terminates or reduces a Subscribing Reinsurer’s percentage share in accordance with this paragraph, the termination or reduction will be effective for losses occurring on or after the date of the written notice to the Subscribing Reinsurer and the premium due to the Subscribing Reinsurer for any reduced percentage share for the Agreement Year will be reduced on a pro rata basis for the portion of the Agreement Year which is unexpired as of that date. If a loss has been paid under this Agreement or a Subscribing Reinsurer’s share is terminated after November 30, 2008 then no such return premium shall be made.

For the purpose of this clause Full Premium shall mean the fully adjusted premium that would have been earned by the Reinsurer for the period of this Reinsurance Agreement had it not been terminated, taking into account any minimum premium condition and including any reinstatement premium in respect of losses occurring prior to the date of termination.

Should this Agreement expire while a loss covered hereunder is in progress, the Reinsurer shall be responsible for the loss in progress in the same, manner and to the same extent it would have been responsible had the Agreement expired the day following the conclusion of the loss in progress.

ARTICLE 4

TERRITORY

This Agreement shall follow the territorial limits of the Company’s Original Policies.

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ARTICLE 5

EXCLUSIONS

This Agreement does not apply to and specifically excludes the following:

1.

Reinsurance assumed except as respects the following; Reinsurance assumed as a result of the depopulation of the Citizens Property and Casualty Insurance Company and any successor organisation of this entity and/or any reinsurance assumed from Private Carriers as a result of depopulations.

2.	Financial guarantee and/or insolvency business.

3.	Third party liability and medical payments business.

4.

Liability as a member, subscriber or reinsurer of any Pool, Syndicate or Association; and any combination of insurers or reinsurers formed for the purpose of covering specific perils, specific classes of business or for the purpose of insuring risks located in specific geographical areas and any assessments from Citizens Property and Casualty Insurance Company and any successor organisation of this entity.

5.

All liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, however denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.

6.	All Accident and Health, Fidelity, Surety, Boiler and Machinery, Workers’ Compensation and Credit business.

7.	All Ocean Marine business.

8.	Flood and/or earthquake when written as such.

9.	Difference in Conditions insurances and similar kinds of insurances, however styled, insofar as they may provide coverage for losses from the following causes:

a.

Flood, surface water, waves, tidal water or tidal waves, overflow of streams or other bodies of water or spray from any of the foregoing, all whether wind-driven or not, except when covering property in transit; or

b.	Earthquake, landslide, subsidence or other earth movement or volcanic eruption, except when covering property in transit.

10.	Mortgage Impairment insurances and similar kinds of insurances, however styled.

11.	All automobile business.

12.

Loss or damage directly or indirectly occasioned by, happening through or in consequences of war, invasion, acts of foreign enemies, hostilities (whether war be declared or not), civil war, rebellion, revolution, insurrection, military or usurped power, or confiscation or nationalisation or requisition or destruction of or damage to property by or under the order of any government or public or local authority.

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13.

Loss and/or Damage and/or Costs and/or Expenses arising from seepage and/or pollution and/or contamination, other than contamination from smoke. Nevertheless, this exclusion does not preclude any payment of the cost of removal of debris of property damaged by a loss otherwise covered hereunder, subject always to a limit of 25% of the Company’s property loss under the applicable original policy.

14.	Nuclear risks as defined in the “Nuclear Incident Exclusion Clause—Physical Damage Reinsurance” attached to and forming part of this Agreement.

15.	All liability arising out of mold, spores and/or fungus but this exclusion shall not apply to those losses which follow as a direct result of a loss caused by a peril otherwise covered hereunder.

16.	Terrorism, in accordance with NMA2930c, attached hereto.

ARTICLE 6

DEFINITIONS

A.

The term “Loss Occurrence” shall mean the sum of all individual losses directly occasioned by any one disaster, accident or loss or series of disasters, accidents or losses arising out of one event which occurs within the area of one state of the United States or province of Canada and states or provinces contiguous thereto and to one another. However, the duration and extent of any one “Loss Occurrence” shall be limited to all individual losses sustained by the Company occurring during any period of 168 consecutive hours arising out of and directly occasioned by the same event except that the term “Loss Occurrence” shall be further defined as follows:

(i)

As regards windstorm, hail, tornado, hurricane, cyclone, including ensuing collapse and water damage, all individual losses sustained by the Company occurring during any period of 96 consecutive hours arising out of and directly occasioned by the same event, However, the event need not be limited to one state or province or states or provinces contiguous thereto.

(ii)

As regards riot, riot attending a strike, civil commotion, vandalism and malicious mischief, all individual losses sustained by the Company occurring during any period of 72 consecutive hours within the area of one municipality or county and the municipalities or counties contiguous thereto arising out of and directly occasioned by the same event. The maximum duration of 72 consecutive hours may be extended in respect of individual losses which occur beyond such 72 consecutive hours during the continued occupation of an Assured’s premises by strikers, provided such occupation commenced during the aforesaid period.

(iii)

As regards earthquake (the epicenter of which need not necessarily be within the territorial confines referred to in the opening paragraph of this Article) and fire following directly occasioned by the earthquake, only those individual fire losses which commence during the period of 168 consecutive hours may be included in the Company’s “Loss Occurrence”.

(iv)

As regards “Freeze”, only individual losses directly occasioned by collapse, breakage of glass and water damage (caused by bursting of frozen pipes and tanks) may be included in the Company’s “Loss Occurrence”.

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For all “Loss Occurrences”, other than (ii) above, the Company may choose the date and time when any such period of consecutive hours commences provided that it is not earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss and provided that only one such period of 168 consecutive hours shall apply with respect to one event, except for any “Loss Occurrence” referred to in sub-paragraph (i) above where only one such period of 96 consecutive hours shall apply with respect to one event, regardless of the duration of the event.

As respects those “Loss Occurrences” referred to in (ii) above, if the disaster, accident or loss occasioned by the event is of greater duration than 72 consecutive hours, then the Company may divide that disaster, accident or loss into two or more “Loss Occurrences” provided no two periods overlap and no individual loss is included in more than one such period and provided that no period commences earlier than the date and time of the occurrence of the first recorded individual loss sustained by the Company arising out of that disaster, accident or loss.

No individual losses occasioned by an event that would be covered by the 72 hours clause, may be included in any loss occurrence claimed under the 96 hours clause, nor may individual losses occasioned by an event that would be covered by either the 72 or 96 hours clauses, be included in any “Loss Occurrence” claimed under the 168 hours provision.

Losses directly or indirectly occasioned by:

(i)	loss of, alteration of, or damage to

or

(ii)	a reduction in the functionality, availability or operation of a computer system, hardware, programme, software, data, information repository, microchip, integrated circuit or similar device in computer equipment or non-computer equipment, whether the property of the policyholder of the Company or not, do not in and of themselves constitute an event unless arising out of one or more of the following perils:

fire, lightning, explosion, aircraft or vehicle impact, falling objects, windstorm, hail, tornado, cyclone, hurricane, earthquake, volcano, tsunami, flood, freeze or weight of snow.

Any date change, including leap year calculations, shall not in and of itself be regarded as a loss occurrence for the purposes of this Agreement.

B.

The term “Ultimate net loss” as used herein is defined as the sum or sums (including 90% of any extra contractual obligations and/or 90% of any loss in excess of policy-limits, and any loss adjustment expenses as hereinafter defined, provided there is an indemnity loss hereunder, any loss adjustment expense/fair rental value unrecoverable from the FHCF) paid or payable by the Company in settlement of claims and in satisfaction of judgments rendered on account of such claims, after deduction of all salvage, all recoveries and all claims on inuring insurance or reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this

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Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained.

C.	The terms “Loss in excess of policy limits” and “extra contractual obligations” as used herein shall be defined as follows:

1.

“Loss in excess of policy limits” shall mean any amount paid or payable by the Company in excess of its policy limits, but otherwise within the terms of its policy, as a result of an action against it by its insured or its insured’s assignee to recover damages the insured is legally obligated to pay because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defense in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

2.

“Extra contractual obligations” shall mean any punitive, exemplary, compensatory or consequential damages, other than loss in excess of policy limits, paid or payable by the Company as a result of an action against, it by its insured or its insured’s assignee, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy subject to this Agreement.

An extra contractual obligation shall be deemed, in all circumstances, to have occurred on the same date as the loss covered or alleged to be covered under the policy

Notwithstanding anything stated herein, this Agreement shall not apply to any loss in excess of policy limits or any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organization or party involved in the presentation, defense, settlement of any claim covered hereunder.

Savings Clause (Applicable only if the Reinsurer is domiciled in the State of New York): In no event shall coverage be provided to the extent that such coverage is not: permitted under Mew York law.

D.

The term “Loss adjustment expense” as used herein shall mean expenses assignable to the investigation, appraisal, adjustment, settlement, litigation, defense and/or appeal of claims, regardless of how such expenses are classified for statutory reporting purposes. Loss adjustment expense shall include, but not be limited to, loss adjustment expense not recoverable from the FHCF, interest on judgments, expenses of outside adjusters, and a pro rata share of the salaries and expenses of the Company’s field employees according to the time occupied adjusting such losses but excluding salaries of the Company’s officials and any normal overhead charges, and declaratory judgment expenses or other legal expenses and costs incurred in connection with coverage questions and legal actions connected thereto.

E.	The term “Declaratory judgment expense” as used herein shall mean the Company’s own costs and legal expense incurred in direct connection with declaratory judgment

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actions brought to determine the Company’s defense and/or indemnification obligations that are assignable to specific claims arising out of policies reinsured by this Agreement, regardless of whether the declaratory judgment action is considered successful or unsuccessful. Any declaratory judgment expense will be deemed to have been incurred by the Company on the date of the original loss, if any, giving rise to the declaratory judgment action.

F.

The term “Agreement Year” as used herein shall be defined as the period from 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2008, until 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2009. However, if this Agreement is terminated, Agreement Year as used herein shall mean the period from 12:01 a.m., Local Standard Time at the location where the loss occurrence commences, June 1, 2008 through the effective date of termination.

ARTICLE 7

NET RETAINED LINES

This Agreement applies only to that portion of any insurances or reinsurances covered by this Agreement which the Company retains net for its own account (prior to deduction of any underlying reinsurance specifically permitted in this Agreement), and in calculating the amount of any loss hereunder and also in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any insurances or reinsurances which the Company retains net for its own account shall be included.

It is understood and agreed that the amount of the Reinsurer’s liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other reinsurers, whether specific or general, any amounts which may have become due from them, whether such inability arises from the insolvency of such other reinsurers or otherwise.

ARTICLE 8

OTHER REINSURANCE

The Company shall be permitted to carry other reinsurance, recoveries under which shall inure solely to the benefit of the Company and be entirely disregarded in applying all of the provisions of this Agreement.

ARTICLE 9

PREMIUM

A.	As premium for each excess layer of reinsurance coverage provided by this Agreement, the Company shall pay the Reinsurer the greater of the following:

1.	The amount, shown as “Minimum Premium” for that excess layer in the Schedules attached hereto; or

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2.

The percentage, shown as “provisional rate” for that excess layer in the Schedules attached hereto to the Company’s Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s Homeowners/Dwelling/ Condominium Business as at September 30, 2008.

B.

The Company shall pay the Reinsurer a deposit premium for each excess layer of the amount, shown as “Deposit Premium” for that excess layer in the Schedules attached hereto, which is payable in four installments. The first three installments shall be an amount equal to 25% of “Deposit Premium” for that excess layer at July 1, 2008, October 1, 2008, and January 1, 2009. The fourth installment for each excess layer shall be equal to the adjusted deposit premium for that excess layer, computed in accordance with paragraph C below and is due on April 1, 2009. However, in the event this Agreement is terminated, there shall be no deposit premium installments due after the effective date of termination.

C.	“Adjusted deposit premium” as used herein shall mean:

1.	The premium due hereunder for each excess layer, computed in accordance with paragraph A above; less

2.	The first, second and third installments paid for each excess layer in accordance with paragraph B above.

D.

No later than April 1, 2009 (or the effective date of termination in the event this Agreement is terminated prior to April 1, 2009), the Company shall provide a report to the Reinsurer setting forth the premium due hereunder for each excess layer, computed in accordance with paragraph A above, and the adjusted deposit premium for each excess layer, computed in accordance with paragraph C above. In the event this Agreement is terminated prior to April 1, 2009, any additional premium due the Reinsurer or return premium due the Company shall be remitted promptly, Should the Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s Homeowners/Dwelling/Condominium Business as at September 30, 2.008 increase less than 10% of $27,881,367,472, there will be no additional premium due the Reinsurer.

ARTICLE 10

REINSTATEMENT

Loss payments under this Agreement will reduce the limit of coverage afforded by the amounts paid, but the limit of coverage will be reinstated from the time of the occurrence of the loss.

Nevertheless, the Reinsurer’s liability for each excess layer shall not exceed the amount shown in the Schedules attached hereto, as respects loss or losses arising out of one occurrence.

ARTICLE 11

NOTICE OF LOSS AND LOSS SETTLEMENTS

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The Company shall notify the Reinsurer promptly of all claims which, in the opinion of the Company, may involve the Reinsurer, and of all subsequent developments regarding these claims which may materially affect the position of the Reinsurer. The notification shall be made in the form of a report, submitted no less frequently than on a quarterly basis, that details losses paid and expected Ultimate Net Losses for each claim related to a Loss Occurrence subject to this Agreement.

All loss settlements made by the Company, provided they are within the terms of the Company’s original policies and of this Agreement, shall be binding upon Reinsurers and amounts falling to the share of Reinsurers shall be payable without delay upon reasonable evidence of the amount being given by the Company.

ARTICLE 12

SALVAGE AND SUBROGATION (BRMA 47E)

The Reinsurer shall be credited with salvage or subrogation recoveries (i.e., reimbursement obtained or recovery made by the Company, less loss adjustment expense incurred in obtaining such reimbursement or making such recovery) on account of claims and settlements involving reinsurance hereunder. Salvage thereon shall always be used to reimburse the excess carriers in the reverse order of their priority according to their participation before being used in any way to reimburse the Company for its primary loss. The Company hereby agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which loss was sustained by the Reinsurer, and to prosecute all claims arising out of such rights.

ARTICLE 13

OFFSET (BRMA 36C)

The Company and the Reinsurer shall have the right to offset any balance or amounts due from one party to the other under the terms of the Agreement. The party asserting the right of offset may exercise such right any time whether the balances due are on account of premiums or losses or otherwise.

ARTICLE 14

UNAUTHORIZED REINSURANCE

(Applies only to a Reinsurer who does not qualify for full credit with any insurance regulatory authority having jurisdiction over the Company’s reserves.)

As regards policies or bonds issued by the Company corning within the scope of this Agreement, the Company agrees that when it shall file with the insurance regulatory authority or set up on its books reserves for unearned premium and losses covered hereunder which it shall be required by law to set up, it will forward to the Reinsurer a statement showing the proportion of such reserves which is applicable to the Reinsurer. The Reinsurer hereby agrees to fund such reserves in respect of unearned premium (including but not limited to, the unearned portion of any deposit premium installment), known outstanding losses that have been reported to the Reinsurer and allocated loss adjustment expense relating thereto, and losses and allocated loss

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adjustment expense paid by the Company but not recovered from the Reinsurer, including all case reserves plus any reasonable amount estimated to be unreported from known Loss Occurrences as shown in the statement prepared by the Company (hereinafter referred to as “Reinsurer’s Obligations”) by funds withheld, cash advances or a Letter of Credit. The Reinsurer shall have the option of determining the method of funding provided it is acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves.

When funding by a Letter of Credit, the Reinsurer agrees to apply for and secure timely delivery to the Company of a clean, irrevocable and unconditional Letter of Credit issued by a bank and containing provisions acceptable to the insurance regulatory authorities having jurisdiction over the Company’s reserves in an amount equal to the Reinsurer’s proportion of said reserves. Such Letter of Credit shall be issued for a period of not less than one year, and shall be automatically extended for one year from its date of expiration or any future expiration date unless thirty (30) days (sixty (60) days where required by insurance regulatory authorities) prior to any expiration date the issuing bank shall notify the Company by certified or registered mail that the issuing bank elects not to consider the Letter of Credit extended for any additional period.

The Reinsurer and Company agree that the Letters of Credit provided by the Reinsurer pursuant to the provisions of this Agreement may be drawn upon at any time, notwithstanding any other provision of this Agreement, and be utilized by the Company or any successor, by operation of law, of the Company including, without limitation, any liquidator, rehabilitator, receiver or conservator of the Company for the following purposes, unless otherwise provided for in a separate Trust Agreement:

(a)	to reimburse the Company for the Reinsurer’s Obligations, the payment of which is due under the terms of this Agreement and which has not been otherwise paid;

(b)	to make refund of any sum which is in excess of the actual amount required to pay the Reinsurer’s Obligations under this Agreement;

(c)

to fund an account: with the Company for the Reinsurer’s Obligations, Such cash deposit shall be held in an interest bearing account separate from the Company’s other assets, and interest thereon not in excess of the prime rate shall accrue to the benefit of the Reinsurer;

(d)	to pay the Reinsurer’s share of any other amounts the Company claims are due under this Agreement.

In the event the amount drawn by the Company on any Letter of Credit is in excess of the actual amount required for (a) or (c), or in the case of (d), the actual amount determined to be due, the Company shall promptly return to the Reinsurer the excess amount so drawn. All of the foregoing shall be applied without diminution because of insolvency on the part of the Company or the Reinsurer.

The issuing bank shall have no responsibility whatsoever in connection with, the propriety of withdrawals made by the Company or the disposition of funds withdrawn, except to ensure that withdrawals are made only upon the order of properly authorized representatives of the Company.

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At annual intervals, or more frequently as agreed but never more frequently than quarterly, the Company shall prepare a specific statement of the Reinsurer’s Obligations, for the sole purpose of amending the Letter of Credit, in the following manner:

(a)

If the statement shows that the Reinsurer’s Obligations exceed the balance of credit as of the statement date, the Reinsurer shall, within thirty (30) days after receipt of notice of such excess, secure delivery to the Company of an amendment to the Letter of Credit increasing the amount of credit by the amount of such difference.

(b)

If, however, the statement shows that the Reinsurer’s Obligations are less than the balance of credit as of the statement date, the Company shall, within thirty (30) days after receipt of written request from the Reinsurer, release such excess credit by agreeing to secure an amendment to the Letter of Credit reducing the amount of credit available by the amount of such excess credit.

ARTICLE 15

TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to the Reinsurer hereunder.

Federal Excise Tax applies only to those Reinsurers, excepting Underwriters at Lloyd’s London and other Reinsurers exempt from the Federal Excise Tax, who are domiciled outside the United States of America.

The Reinsurer has agreed to allow for the purposes of paying the Federal Excise Tax 1% of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder the Reinsurer will deduct 1% from the amount of the return of the Company or its agent should take steps to recover the Tax from the U.S. Government.

ARTICLE 16

CURRENCY

The currency to be used for all purposes of this Agreement shall be United States of America currency.

ARTICLE 17

DELAY, OMISSION OR ERROR

Any inadvertent delay, omission or error shall not be held to relieve either party hereto from any liability which would attach to it hereunder if such delay, omission or error had not been made, providing such delay, omission or error is rectified upon discovery.

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ARTICLE 18

ACCESS TO RECORDS

The Reinsurers or their designated representatives shall have free access at any reasonable time to all records of the Company which pertain in any way to this Agreement.

ARTICLE 19

ARBITRATION

Conditions Precedent As a condition precedent to any right of action under this Agreement, any dispute arising out of or in connection with this Agreement between the Company and any Reinsurer hereon (whether or not arising during the term of this Agreement or after expiration or termination of this Agreement), other than as to its actual formation or validity but including interpretation or implementation of its terms, will be submitted to the decision of a board of arbitration composed of two (2) arbitrators and an umpire meeting at a site in the city or town in which the Company is domiciled.

Submission to Arbitration Notice requesting arbitration or any other notice made in connection therewith will be in writing and sent certified or registered mail, return receipt requested. The notice requesting arbitration will state in particular all issues to be resolved in the view of the claimant, will appoint the arbitrator selected by the claimant and will set a date for the hearing, which date will be no sooner than ninety (90) days and no later than one hundred and fifty (150) days from the date that the notice requesting arbitration is mailed. Notwithstanding the foregoing, the board, at its discretion, may defer the date for hearing, but it is the express intention of the parties that any dispute shall be expeditiously and timely resolved but with all due consideration to the rights of the respective parties and the board shall be mindful of this intent. Within thirty (30) days of receipt of the claimant’s notice, the respondent will notify the claimant of any additional issues to be resolved in the arbitration and of the name of its appointed arbitrator.

Arbitrator Board Membership The arbitrators will be active or retired disinterested officials of insurance or reinsurance companies or Underwriting Members of Lloyd’s who have experience of the class of business which is the subject matter of this Agreement. The Company and the Reinsurer as aforesaid will each appoint an arbitrator and the two (2) arbitrators will choose and appoint an umpire who will be an active or retired disinterested official of an insurance or reinsurance company or an Underwriting Member of Lloyd’s or an attorney before instituting the hearing. If the respondent fails to appoint its arbitrator within thirty (30) days after having received the claimant’s written request for arbitration, the claimant is authorised to and will appoint the second arbitrator. If the two (2) arbitrators fail to agree upon the appointment of an umpire within thirty (30) days after notification of the appointment of the second arbitrator, within ten (10) days thereof, the two (2) arbitrators will request the American Arbitration Association to appoint an umpire for the arbitration with the qualifications set forth above in this Article. Notwithstanding the appointment of an umpire by the American Arbitration Association, the arbitration proceedings shall not be governed by the American Arbitration Association’s commercial arbitration rules. The umpire will promptly notify in writing all parties to the arbitration of his selection.

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Submission of Briefs The claimant and respondent will each submit initial briefs to the board of arbitration outlining the issues in dispute and the basis and reasons for their respective positions within thirty (30) days of the date of notice of appointment of the umpire. The claimant and the respondent may submit reply briefs within ten (10) days after filing of the initial brief(s). Initial and reply briefs may be amended by the submitting party at any time, but not later than ten (10) days prior to the date of commencement of the arbitration, Reasonable responses will be allowed at the arbitration to new material contained in any amendments filed to the briefs but not previously responded to.

Arbitration Award The board will make its award with regard to this Agreement recognising the custom and the usage of the insurance and reinsurance business. The award will be in writing and will state the factual and a legal basis for the award. The award will be based upon a hearing in which evidence will be allowed and in which the formal rules of evidence will not apply, but in which cross examination and rebuttal will be allowed. At its own election or at the request of the board, either party may submit a post-hearing brief for consideration of the board in its decision within twenty (20) days of the close of the hearing. The board will make its award within thirty (30) days following the close of the hearing or the submission of post-hearing briefs, whichever is later, unless the parties consent to an extension. A decision by the majority of the members of the board will be final and binding upon all parties to the proceeding. Either party may apply to any court of competent jurisdiction for an order confirming the award; a judgement of such court will thereupon be entered on the award. If such an order is issued, the attorneys’ fees of the party so applying and court costs will be paid by the party against whom confirmation is sought.

Arbitration Expense Each party will bear the expense of the one arbitrator to be selected by it and will jointly and equally bear with the other party(ies) the expense of any stenographer requested, and of the umpire. The remaining costs of the arbitration proceedings will be finally allocated by the board.

Discovery Subject to customary and recognised legal rules of privilege, each party participating in the arbitration will have the obligation to produce as witnesses to the arbitration such of its employees or those of its affiliates or of its brokers or agents as any other participating party may request, providing always that the same witnesses and documents be relevant to the issues before the arbitration and provided further that the parties may mutually agree as to further discovery prior to the arbitration. The umpire will be the final judge of rules of privilege and as to relevancy of any witnesses and documents upon the petition of any participating party, and may require such disclosure as he or she sees fit.

Consolidation To the extent agreed by the Company, the original arbitrating Reinsurer and other Reinsurers hereon where the issues in dispute between the Company and the original arbitrating Reinsurer are related or largely identical or similar with issues in dispute between the Company and other Reinsurers hereon, all parties may join together in a consolidated arbitration under the terms and conditions contained in this Agreement to resolve all common issues, provided however, that:

a)	the two (2) arbitrators and umpire will be appointed by the Company and the original arbitrating Reinsurer;

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b)	each party to a consolidated arbitration will have the right to its own attorney, position, and related claims and defences;

c)	each party will not, in presenting its position, be prevented from presenting its position by the position put forth by any other party; and

d)

the cost and the expenses of the arbitration, including the fees of the arbitrators, exclusive of attorney’s fees, which will be borne exclusively by the respective retaining party, will be borne pro rata by each party participating in the consolidated arbitration.

Procedure To the extent not otherwise mutually agreed or provided for in this Article, the procedures and rules applicable to arbitration under the laws of the state in which the Company is domiciled, will govern the procedures of the arbitration with the appointed umpire fulfilling the role and authority of the judge unless the parties otherwise mutually agree.

ARTICLE 20

SERVICE OF SUIT

It is agreed that in the event of the failure of the Reinsurers hereon to pay any amount claimed to be due hereunder, the Reinsurers hereon, at the request of the Company, will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this Clause constitutes or should be understood to constitute a waiver of Reinsurers’ rights to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Messrs Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829, and that in any suit instituted against any one of them upon this Agreement, Reinsurers will abide by the final decision of such Court or of any Appellate Court in the event of an appeal.

The above-named are authorized and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefore, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this Agreement of insurance (or reinsurance), and hereby designate the above-named as the person to whom the said officer is authorized to mail such process or a true copy thereof.

ARTICLE 21

INSOLVENCY

In the event of the insolvency of the Company, the reinsurance under this Agreement shall be payable by the Reinsurer to the Company or its liquidator, receiver or statutory successor on

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the basis of the liability of the Company under the Original Policy or policies reinsured, without diminution because of the insolvency of the Company, except as provided by Section 4118 (a) of the New York Insurance Law except (a) where this Agreement specifically provides another payee in the event of the insolvency of the Company and (b) where a Reinsurer(s) subscribing a participation hereunder with the consent of the original insured or insureds, has assumed such policy obligations of the Company to such payees.

If the Company should become insolvent, then the liquidator, receiver or statutory successor of the Company shall give written notice to the Reinsurer of the pendency of any claim against the Company which is likely to produce a loss under this Agreement within a reasonable time after such claim if filed in the insolvency proceeding; during the pendency of such claim, the Reinsurer under this Agreement may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which the Reinsurer may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by the Reinsurer shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of the benefit which may accrue to the Company solely as a result of the defense undertaken by the Reinsurer.

If those Reinsurers subscribing a majority participation in this Agreement elect to interpose defense to a claim, the expense shall be apportioned in accordance with the terms of this Agreement as though such expenses had been incurred by the Company.

Should the Company go into liquidation or should a receiver be appointed the Reinsurer shall be entitled to deduct from any sums which may be due or may become due to the Company under this Agreement, any sums which are due to the Reinsurer by the Company under this Agreement and which are due at a fixed or stated date, as well as any other sums due to the Reinsurer which are permitted to be offset under applicable law.

ARTICLE 22

THIRD PARTY RIGHTS (BRMA 52C)

This Agreement is solely between the Company and the Reinsurer, and in no instance shall any other party have any rights under this Agreement except as expressly provided otherwise in the Insolvency Article.

ARTICLE 23

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulations or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

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ARTICLE 24

CONFIDENTIALITY

For a period of three years following the termination or expiration of this Agreement, the contracting parties undertake to regard, the terms of this Agreement (and any confidential, proprietary information relating thereto provided in writing to such other party) as confidential, with the parties to effect the same prudence and care afforded by such party to its own confidential, proprietary information. Each party further agrees that it shall not disclose any of such information to any third party without the prior written consent of the other party or except as may be required by applicable law or regulation, or by legal process (including without limitation as may be required by United States Federal tax law or regulation), or to the auditors, professional advisors, accountants, retrocessionaires, related managing general agents, directors or officers of such party with a reasonable need to know such information, Except as expressly set forth above, the parties agree and acknowledge that this Article is not intended to restrict or limit the conduct of the other party’s current or proposed business.

ARTICLE 25

ENTIRE AGREEMENT (BRMA 74B)

This Agreement constitutes the entire agreement between the parties. In no event shall this Agreement, provide any guarantee of profit, directly or indirectly, from the Reinsurer to the Company or from the Company to the Reinsurer. This Agreement may be clarified, amended or modified only by written agreement signed by both parties. Such written agreement shall become part of this Agreement.

ARTICLE 26

LAW AND JURISDICTION

This Agreement shall be governed by the laws of the State of Florida and shall be subject to the jurisdiction of the courts of the United States of America (subject to the provisions of the Service of Suit Clause (U.S.A.).

ARTICLE 27

INTERMEDIARY

BMS Intermediaries Ltd., One America Square, London, EC3N 2.LS is hereby recognized as the Intermediary negotiating this Agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expense, salvages and loss settlements) relating thereto shall be transmitted to the Company or the Reinsurer through BMS Intermediaries Ltd. Payments by the Company to the Intermediary shall be deemed to constitute payment to the Reinsurer. Payments by the Reinsurer to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

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ARTICLE 28

MODE OF EXECUTION

A.	This Agreement may be executed by:

1.	an original written ink signature of paper documents;

2.	an exchange of facsimile copies showing the original written ink signature of paper documents;

3.

electronic signature technology employing computer software and a digital signature or digitizer pen pad to capture a person’s handwritten signature in such a manner that the signature is unique to the person signing, is under the sole control of the person signing, is capable of verification to authenticate the signature and is linked to the document signed in such a manner that if the data is changed, such signature is invalidated.

B.

The use of any one or a combination of these methods of execution shall constitute a legally binding and valid signing of this Agreement. This Agreement may be executed in one or more counterparts, each of which, when duly executed, shall be deemed an original.

Signed in St Petersburg, Florida this 20 day of June, 2008

For and on behalf of the Company

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SCHEDULE A

First Property Catastrophe Excess of Loss Reinsurance

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

This Schedule is attached to and forms a part of the Property Catastrophe Excess of Loss Reinsurance Agreement and sets out specific terms, conditions and participating Reinsurers for the Company’s First Property Catastrophe Excess of Loss Reinsurance.

COVER

The Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $25,509,580 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $43,004,587 each and every Loss Occurrence.

PREMIUM

The Company shall pay the Reinsurer a deposit premium of $15,051,605 in accordance with Article 9, Premium, of the Agreement. The deposit premium shall be adjusted in accordance with Article 9, Premium, of the Agreement, by a provisional rate of 0.05398% to the Company’s n Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s ( Homeowners/Dwelling/Condominium Business as at September 30, 2008 subject to a minimum premium $12,041,284. (Minimum premium to be 80% of the developed Deposit Premiums which are in turn based on TIV at September 30, 2008 of $27,881,367,472.)

REINSTATEMENT

Each claim hereon reduces the amount of indemnity under this Agreement from the time of occurrence of the loss but such amount is hereby reinstated from the time of occurrence of the loss in consideration of the payment by the Company of an additional premium calculated by applying to the premium earned hereon, the percentage of the face amount of this Agreement so reinstated. Nevertheless, the Reinsurer’s liability hereunder shall never exceed $43,004,587 for any one loss occurrence and $86,009,174 for all loss occurrences during the term of this Agreement.

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SCHEDULE B

Second Property Catastrophe Excess of Loss Reinsurance

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

This Schedule is attached to and forms a part of the Property Catastrophe Excess of Loss Reinsurance Agreement and sets out specific terms, conditions and participating Reinsurers for the Company’s Second Property Catastrophe Excess of Loss Reinsurance.

COVER

The Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $68,514,167 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $18,341,079 each and every Loss Occurrence.

In the event the limit and retention provided by the FHCF and/or the limit and retention provided by the Temporary Increase in Coverage Limits (“TICL”) are adjusted in accordance with the provisions of the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Company’s additional retention, if any, will be included in the limit of liability of the Reinsurer. In no event shall the limit of liability to the Reinsurer exceed $18,341,079 each and every Loss Occurrence.

In the event the coverage provided by the Temporary Increase in Coverage Limits (“TICL”) and/or the coverage provided by the FHCF is depleted or exhausted, the Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $68,514,167 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $18,341,079.

PREMIUM

The Company shall pay the Reinsurer a deposit premium of $4,768,680 in accordance with Article 9, Premium, of the Agreement. The deposit premium shall be adjusted in accordance with Article 9, Premium, of the Agreement, by a provisional rate 0.01710% to the Company’s Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s Homeowners/Dwelling/Condominium Business as at September 30, 2008 subject to a minimum premium of $3,814,944, (Minimum premium to be 80% of the developed Deposit Premiums which are in turn based on TIV at September 30, 2008 of $27,881,367,472.)

REINSTATEMENT

In the event of the whole or any portion of the liability under this Agreement being exhausted by loss, the amount so exhausted shall be automatically reinstated from the time of the occurrence of the loss; Nevertheless, the Reinsurer’s liability hereunder shall never be more than $18,341,079 in respect of any one Loss Occurrence nor more than $36,682,158 in respect of all Loss Occurrences during the term of this Agreement.

The premium for such reinstatement, if any, is included within the deposit premium stated in PREMIUM.

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SCHEDULE C

Third Property Catastrophe Excess of Loss Reinsurance

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St. Petersburg, Florida

This Schedule is attached to and forms a part of the Property Catastrophe Excess of Loss Reinsurance Agreement and sets out specific terms, conditions and participating Reinsurers for the Company’s Third Property Catastrophe Excess of Loss Reinsurance.

COVER

The Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $86,855,246 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $13,314,760 each and every Loss Occurrence.

In the event the limit and retention provided by the FHCF and/or the limit and retention provided by the Temporary Increase in Coverage Limits (“TICL”) are adjusted in accordance with the provisions of the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Company’s additional retention, if any, will be included in the limit of liability of the Reinsurer. In no event shall the limit of liability to the Reinsurer exceed $13,314,760 each and every Loss Occurrence.

In the event the coverage provided by the Temporary Increase in Coverage Limits (“TICL”) and/or the coverage provided by the FHCF is depleted, exhausted or otherwise unavailable, the Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Met Loss of $86,855,246 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $13,314,760.

PREMIUM

The Company shall pay the Reinsurer a deposit premium of $2,130,361 in accordance with Article 9, Premium, of the Agreement, The deposit premium shall be adjusted in accordance with Article 9, Premium, of the Agreement, by a provisional rate of 0.00764% to the Company’s Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s Homeowners/Dwelling/Condominium Business as at September 30, 2008 subject to a minimum premium of $1,704,289, (Minimum premium to be 80% of the developed Deposit Premiums which are in turn based on TIV at September 30, 2008 of $27,881,367,472.)

REINSTATEMENT

In the event of the whole or any portion of the liability under this Agreement being exhausted by loss, the amount so exhausted shall be automatically reinstated from the time of the occurrence of the loss; Nevertheless, the Reinsurer’s liability hereunder shall never be more than $13,314,759 in respect of any one Loss Occurrence nor more than $26,629,518 in respect of all Loss Occurrences during the term of this Agreement.

The premium for such reinstatement, if any, is included within the deposit premium stated in PREMIUM.

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SCHEDULE D

Fourth Property Catastrophe Excess of Loss Reinsurance

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY St. Petersburg, Florida

This Schedule is attached to and forms a part of the Property Catastrophe Excess of Loss Reinsurance Agreement and sets out specific terms, conditions and participating Reinsurers for the Company’s Third Property Catastrophe Excess of Loss Reinsurance.

COVER

The Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $100,170,005 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $10,000,000 each and every Loss Occurrence.

In the event the limit and retention provided by the FHCF and/or the limit and retention provided by the Temporary Increase in Coverage Limits (“TICL”) are adjusted in accordance with the provisions of the reimbursement contract between the Company and the State Board of Administration of the State of Florida, the Company’s additional retention, if any, will be included in the limit of liability of the Reinsurer. In no event shall the limit of liability to the Reinsurer exceed $10,000,000 each and every Loss Occurrence.

In the event the coverage provided by the Temporary Increase in Coverage Limits (“TICL”) and/or the coverage provided by the FHCF is depleted, exhausted or otherwise unavailable, the Reinsurer will be liable in respect of each and every Loss Occurrence for the Ultimate Net Loss over and above an initial Ultimate Net Loss of $100,170,005 each and every Loss Occurrence, subject to a limit of liability to the Reinsurer of $10,00,000.

PREMIUM

The Company shall pay the Reinsurer a deposit premium of $1,200,000 in accordance with Article 9, Premium, of the Agreement. The deposit premium shall be adjusted in accordance with Article 9, Premium, of the Agreement, by a provisional rate of 0.00930% to the Company’s Total Insurance Values in-force for Coverages A, B, C and D in respect of the Company’s Homeowners/Dwelling/Condominium Business as at September 30, 2008 subject to a minimum premium of $960,000. (Minimum premium to be 80% of the developed Deposit Premiums which are in turn based on TIV at September 30, 2008 of $27,881,367,472.)

REINSTATEMENT

In the event of the whole or any portion of the liability under this Agreement being exhausted by loss, the amount so exhausted shall be automatically reinstated from the time of the occurrence of the loss; Nevertheless, the Reinsurer’s liability hereunder shall never be more than $10,000,000 in respect of any one Loss Occurrence nor more than $20,000,000 in respect of all Loss Occurrences during the term of this Agreement.

The premium for such reinstatement, if any, is included within the deposit premium stated in PREMIUM.

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NUCLEAR INCIDENT EXCLUSION CLAUSE - PHYSICAL-DAMAGE - REINSURANCE - U.S.A.

1.

This Agreement does not cover any loss or liability accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any Pool of Insurers or Reinsurers formed for the purpose of covering Atomic or Nuclear Energy risks.

2.

Without in any way restricting the operation of paragraph (1) of this Clause, this Agreement does not cover any loss or liability accruing to the Reassured, directly or indirectly and whether as Insurer or Reinsurer, from any insurance against Physical Damage (including business interruption or consequential loss arising out of such Physical Damage) to:

I.	Nuclear reactor power plants including all auxiliary property on the site, or

II.	Any other nuclear reactor, installation, including laboratories handling radioactive materials in connection with reactor installations, and “critical facilities” as such, or

III.

Installations for fabricating complete fuel elements or for processing substantial quantities of “special nuclear material,” and for reprocessing, salvaging, chemically separating, storing or disposing of “spent” nuclear fuel or waste materials, or

IV.	Installations other than those listed in paragraph (2) III above using substantial quantities of radioactive isotopes or other products of nuclear fission.

3.

Without in any way restricting the operation of paragraphs (1) and (2) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, from any insurance on property which is on the same site as a nuclear reactor power plant or other nuclear installation and which normally would be insured therewith except that this paragraph (3) shall not operate.

(a)	where Reassured does not have knowledge of such nuclear reactor power plant or nuclear installation, or

(b)

where the said insurance contains a provision excluding coverage for damage to property caused by or resulting from radioactive contamination, however caused. However, on and after 1st January, 1960 this sub-paragraph (b) shall only apply provided the said radioactive contamination exclusion provision has been approved by the Governmental Authority having jurisdiction thereof.

4.

Without in any way restricting the operation of paragraphs (1), (2) and (3) hereof, this Agreement does not cover any loss or liability by radioactive contamination accruing to the Reassured, directly or indirectly, and whether as Insurer or Reinsurer, when such radioactive contamination is a named hazard specifically insured against.

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5.	It is understood and agreed that this Clause shall not extend to risks using radioactive isotopes in any form where the nuclear exposure is not considered by the Reassured to be the primary hazard.

6.	The term “special nuclear material” shall have the meaning given it in the Atomic Energy Act of 1954 or by any law amendatory thereof.

7.	Reassured to be sole judge of what constitutes:

(a)	substantial quantities, and

(b)	the extent of installation, plant or site.

Note - Without in any way restricting the operation of paragraph (I) hereof, it is understood and agreed that

(a)

all policies issued by the Reassured on or before 31st December 1957 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

(b)

with respect to any risk located in Canada policies issued by the Reassured on or before 31st December 1958 shall be free from the application of the other provisions of this Clause until expiry date or 31st December 1960 whichever first occurs whereupon all the provisions of this Clause shall apply.

In accordance with NMA 1119 (12/12/57)

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TERRORISM EXCLUSION

(Property Treaty Reinsurance)

Notwithstanding any provision to the contrary within this reinsurance agreement or any endorsement thereto, it is agreed that this reinsurance agreement excludes loss, damage, cost, or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any act of terrorism, as defined herein, regardless of any other cause or event contributing concurrently or in any other sequence to the loss.

An act of terrorism includes any act, or preparation in respect of action, or threat of action designed to influence the government de jure or de facto of any nation or any political division thereof, or in pursuit of political, religious, ideological or similar purposes to intimidate the public or a section of the public of any nation by any person or group(s) of persons whether acting alone or on behalf of or in connection with any organisation(s) or government(s) de jure or de facto, and which:

(i)	involves violence against one or more persons; or

(ii)	involves damage to property; or

(iii)	endangers life other than that of the person committing the action; or

(iv)	creates a risk to health or safety of the public or a section of the public; or

(v)	is designed to interfere with or to disrupt an electronic system.

This reinsurance agreement also excludes loss, damage, cost or expense directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with any action in controlling, preventing, suppressing, retaliating against, or responding to any act of terrorism.

Notwithstanding the above and subject otherwise to the terms, conditions, and limitations of this reinsurance agreement, in respect only of personal lines this reinsurance agreement will pay actual loss or damage (but not related cost or expense) caused by any act of terrorism provided such act is not directly or indirectly caused by, contributed to by, resulting from, or arising out of or in connection with biological, chemical, radioactive, or nuclear pollution or contamination or explosion.

NMA2930c

22/11/02

Form approved by Lloyd’s Market Association [Non-Marine]

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INTERESTS AND LIABILITIES CONTRACT

to

PROPERTY CATASTROPHE

EXCESS OF LOSS REINSURANCE AGREEMENT

issued to

UNITED PROPERTY AND CASUALTY INSURANCE COMPANY

St Petersburg, Florida

(hereinafter referred to as the “Company”)

by

VARIOUS UNDERWRITERS AT LLOYD’S, LONDON

(as per the schedule attached)

(hereinafter referred to as the “Subscribing Reinsurer”)

The Subscribing Reinsurer’s share in the Interests and Liabilities of the Reinsurers as set forth in the AGREEMENT attached hereto and made part of this Contract shall be for the percentage stated below.

The share of the Subscribing Reinsurer in the Interests and Liabilities of the Reinsurers in respect of the said AGREEMENT shall be separate and apart from the shares of the other Subscribing Reinsurers to the said AGREEMENT, and the Interests and Liabilities of the Subscribing Reinsurer shall not be joint with those of the other Subscribing Reinsurers and in no event shall the Subscribing Reinsurer participate in the Interests and Liabilities of the other Subscribing Reinsurers.

The terms of this Interests and Liabilities Contract shall be from 12:01 Local Standard Time at the location where the loss occurrence commences, 1st June, 2008 until Eastern 12:01 Local Standard Time at the location where the loss occurrence commences 1st June, 2009.

Signed in                                  this                      day of                                         , 2008

For and on behalf of the Subscribing Reinsurer:

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